Exhibit 99.1

ENVIROKARE TECH, INC.
2470 Chandler Avenue, Suite 5                       E Mail:   enviro@anv.net
Las Vegas, Nevada 89120                             Web Site: www.envirokare.com
(888) 354-3685  (702) 262-1999                      Contact:  Rob Davidson
Fax: (702) 262-1909

News Release
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Envirokare Tech, Inc. Announces Intention to Acquire New Age Shelters Ltd. by
Merger

LAS VEGAS, Nevada - October 17, 2002 - ENVIROKARE TECH, INC. (OTCBB: ENVK), a marketer of the state-of-the-art Thermoplastic Flowforming (TPF) composite technology and developer of proprietary long-fiber reinforced products, announced that it has entered into a non-binding letter agreement with New Age Shelters Ltd. (New Age), a building systems manufacturing company, expressing the intent of the parties to combine their businesses through a merger of New Age into a wholly owned subsidiary of Envirokare. New Age, based in Kelowna, British Columbia, currently develops and manufactures patented lightweight, low-cost fiberglass building systems for domestic and international markets. It is anticipated that, if the merger is completed, New Age will expand its product line and its production capabilities by incorporating long-fiber reinforced composite materials into modular product designs using the TPF process.

Terms of the letter agreement provide that, subject to conditions including due diligence review, obtaining necessary approvals, and negotiation and execution of a definitive merger agreement, New Age would merge with and into a wholly owned subsidiary of Envirokare, with the subsidiary to be the surviving company in the merger and continue the business of New Age. Larry Lalonde, the current President of New Age, would be President of the New Age subsidiary and become a director of Envirokare once the merger is effected. Merger consideration would be in the form of Envirokare common stock issued to New Age shareholders, with 1,000,000 shares to be issued upon completion of the merger, and additional shares to be issued in 2006 based on net profits of New Age during the 2003-2005 period. The proposed merger is anticipated to be completed not later than the end of 2003.

The TPF process, developed by Thermoplastic Composite Designs, Inc. (TCD), enables the cost-effective manufacture of large structural parts using long-fiber reinforced thermoplastic resins. The process utilizes either recycled or virgin resins. TPF patents are pending. During 2001, TCD granted to Envirokare Composite Corp. (ECC), a wholly owned subsidiary of Envirokare, a license to utilize the TPF technology to develop, produce and market a wide array of products. Envirokare is currently developing a number of products in industries such as materials handling,
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automotive, construction, housing, and marine. Envirokare believes that products developed and manufactured utilizing the TPF process will have significant advantages over those currently available, including lower costs, increased strength and durability, lighter weight and environmental benefits. As previously announced, Envirokare is currently developing a proprietary material handling product for Schaefer Systems International, Inc., a materials handling and logistics supply company based in Charlotte, North Carolina.

Mr. Lalonde stated, "The TPF technology is a natural fit for New Age. We look forward to working with Envirokare to develop modular component prototypes using the TPF technology. We expect that by using the TPF process for the manufacture of New Age building systems, we will be able to add more flexibility in our product designs and substantially increase our production capacity, with the direct benefit of expanding our market opportunities.

Steve Pappas, President of Envirokare, noted: "The letter agreement that we announce today between New Age Shelters and Envirokare marks a further step of Envirokare's entrance into the vast housing industry by developing quality modular structures using the TPF technology, with potential applications in many industries. We look forward to working on completing the merger with New Age and starting product development for modular structural components that will form the basis for a new stage of New Age building systems based on TPF technology."

As previously announced, Envirokare holds an irrevocable option to cause its ECC subsidiary to merge with TCD, pursuant to a merger agreement entered into by the parties. Envirokare's option is exercisable in September 2003 if the merger has not occurred prior to that date. The agreement provides for occurrence of the merger at any time during the thirty months ending September 2003 upon Envirokare's shares reaching a market price of $5 per share. If that price is not reached by September 2003, then Envirokare can exercise its option to effect the merger by paying to TCD's shareholders additional consideration, either in Envirokare shares or in a combination of shares and cash. Pending final consummation of the anticipated merger, the companies are cooperatively carrying out their respective development, manufacturing and marketing roles in establishing the TPF technology in the expanding plastic composites market.

Envirokare welcomes inquires regarding it products and programs. Interested parties are also directed to the SEC's EDGAR electronic database to obtain currently filed Envirokare corporate information.

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This News Release contains forward-looking statements. In particular, when used in the preceding discussion, the words "plan," "confident that," "anticipate," "believe," "expect," "intend to," and similar conditional expressions are subject to certain risks and uncertainties, and actual results could differ materially from those expressed in any forward-looking statements. Such risks and uncertainties include, but are not limited to, market conditions, competitive factors, the ability to successfully complete additional financings, and other risks.